Prospectus Supplement No. 4	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated April 7, 2016	Registration Statement No. 333-208549

GEOVAX LABS, INC.

Up to 80,456,798 Shares of Common Stock

We are supplementing the prospectus dated April 7, 2016 covering the sale of up to 80,456,798 shares of our common stock, $0.001 par value, that may be sold from time to time by the selling stockholders named in the prospectus, to add certain information as described below.

This prospectus supplement supplements information contained in the prospectus dated April 7, 2016 and should be read in conjunction therewith, including any previous supplements and amendments thereto, which are to be delivered with this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated April 7, 2016, including any previous supplements and amendments thereto.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 3 of the prospectus dated April 7, 2016 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement in truthful or complete. Any representation to the contrary is a criminal offense.

WARRANT EXERCISE FEE ARRANGEMENT

On December 22, 2016, we entered into an Agreement to Amend and Exercise Warrants with Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (the “Purchasers”) with respect to (a) the exercise by the Purchasers of their Series E Common Stock Purchase Warrants (“Series E Warrants”) to acquire an aggregate of 1,502,078 shares of our common stock for cash at $0.09416 per share in return for a warrant exercise fee of $0.04416 per share purchased; and (b) exercise by the Purchasers of a sufficient number of outstanding Series D Common Stock Purchase Warrants (“Series D Warrants”) such that each of the Purchasers shall thereafter be the beneficial owner of 9.98% of our common stock (after taking into account the exercise of the Series E Warrants). The exercise price for each share purchased is $0.05.

The date of this Prospectus Supplement is December 23, 2016.

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